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                                                                    Exhibit b(4)

                            Amendment to the By-Laws
                                       of
       Credit Suisse Warburg Pincus International Small Company Fund, Inc.


Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg, Pincus International Small Company Fund, Inc., the name has changed to Credit Suisse International Small Company Fund, Inc.


Dated the 12th day of December, 2001